SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

DEBT RESOLVE, INC.

(Name of Registrant As Specified In Charter)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DEBT RESOLVE, INC.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

July 7, 2006

To Our Stockholders:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, May 8, 2006, that our board of directors has recommended, and that the holders of a majority of the voting power of our outstanding common stock voted on May 8, 2006, to approve the following:

1. A grant of discretionary authority to our board of directors to implement a reverse stock split of our outstanding shares of common stock on the basis of one post-reverse split share for up to every ten pre-reverse split shares to occur at some time within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our board of directors. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares.

2. The Amended and Restated Certificate of Incorporation, which shall include a provision that will increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

As of the record date, 29,703,900 shares of our common stock were issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders. The holders of 18,019,000 shares of our common stock, or 60.7% of the issued and outstanding shares, voted in favor of the grant of the discretionary authority to our board of directors to effect the reverse stock split of our outstanding common stock and for the approval of the Amended and Restated Certificate of Incorporation.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the filing of the Amended and Restated Certificate of Incorporation cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We appreciate your continued support and confidence in our company.

Very truly yours,

James D. Burchetta
Co-Chairman, President and Chief Executive Officer

DEBT RESOLVE, INC.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

INFORMATION STATEMENT

JULY 7, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

This information statement is furnished to the holders of record at the close of business on the record date, May 8, 2006, to inform our stockholders that our board of directors has recommended, and that the holders of a majority of the voting power of our outstanding common stock voted on May 8, 2006, to approve the following:

1. A grant of discretionary authority to our board of directors to implement a reverse stock split of our outstanding shares of common stock on the basis of one post-reverse split share for up to every ten pre-reverse split shares to occur at some time within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, with the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our board of directors. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares.

2. The Amended and Restated Certificate of Incorporation, which shall include a provision that will increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

This information statement will be sent on or about July 7, 2006, to our stockholders of record who do not sign the majority written consent described in this information statement.

VOTING SECURITIES

As of the record date, 29,703,900 shares of our common stock were issued and outstanding. Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders. The holders of 18,019,000 shares of our common stock, or 60.7% of the issued and outstanding shares, voted in favor of the grant of the discretionary authority to our board of directors to effect the reverse stock split of our outstanding common stock and for the approval of the Amended and Restated Certificate of Incorporation.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the filing of the Amended and Restated Certificate of Incorporation cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

Distributions and Costs

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and annual reports by contacting us at our address noted above.

No Dissenters’ Rights

Delaware law does not provide for dissenters’ rights in connection with the approval of the corporate actions described in this information statement.

STOCKHOLDER RESOLUTION NO. 1

Grant of Discretionary Authority to the Board to Implement a
One for Up to Ten Reverse Stock Split

Our board of directors and the holders of a majority of our issued and outstanding shares of common stock have approved a grant of discretionary authority to our board of directors to implement a reverse stock split for the purpose of increasing the per share price of our common stock. The reverse split exchange ratio that our board of directors and majority stockholders approved is up to ten pre-reverse split shares for each one post-reverse split share, with the reverse stock split to occur within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares, the exact time of the reverse stock split and the exchange ratio of the reverse split to be determined by our directors in their discretion. Approval of this proposal will give the board authority to implement the reverse stock split of the outstanding shares of our common stock on the basis of up to ten pre-reverse split shares for each one post-reverse split share at any time it determined within 120 days after the date of this information statement, but before the closing of the proposed initial public offering of our shares. In addition, approval of this proposal will also give the board authority to decline to implement a reverse stock split.

Our board of directors believes that stockholder approval of a range for the exchange ratio of the reverse stock split (as contrasted with approval of a specified exchange ratio of the reverse split) provides the board of directors with maximum flexibility to achieve the purposes of a stock split and, therefore, is in the best interests of our stockholders. The actual ratio for implementation of the reverse split would be determined by our board of directors based upon its evaluation as to what exchange ratio of pre-reverse split shares to post-reverse split shares would be most advantageous to us and our stockholders.

Our board of directors also believes that stockholder approval of a 120-day range for the effectuation of the reverse stock split (as contrasted with approval of a specified time of the reverse split) provides the board of directors with maximum flexibility to achieve the purposes of a stock split and, therefore, is in the best interests of our stockholders. The actual timing for implementation of the reverse split would be determined by our board of directors based upon its evaluation as to when and whether such action would be most advantageous to us and our stockholders.

If you approve the grant of discretionary authority to our board of directors to implement a reverse stock split and the board of directors decides to implement the reverse stock split, we will effect a reverse stock split of our then issued and outstanding common stock on the basis of up to ten pre-reverse split shares for each one post-split share.

The purpose of the reverse stock split is to provide us with a capital structure conducive to an initial public offering of our shares, such that we would be able to sell an appropriate number of our shares at approximately $5.00 per share, our contemplated initial public offering price. The exact exchange ratio for implementation of the reverse stock split would be determined by our board of directors based upon our final pre-money valuation in our initial public offering which we intend to negotiate with our underwriters. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares. By comparison, a 1-for-6 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 4,950,650 shares.

THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER SECURITIES LAWS OF ANY SUCH STATE.

Stockholders should note that if we elect to implement a reverse stock split, there is no assurance that prices for shares of our common stock after the reverse split will be up to ten times greater than the price for shares of our common stock immediately before the reverse stock split, depending on the exchange ratio of the reverse split.

Effect of the Reverse Stock Split

We are a reporting, non-trading public company. The reverse stock split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations under that act.

The voting and other rights of the holders of our common stock would not be affected by the reverse split (other than as described below). For example, a holder of 1% of the voting power of the outstanding shares of our common stock immediately before the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of our common stock after the reverse split. The number of stockholders of record would also not be affected by the reverse stock split.

The authorized number of shares of our common stock and the par value of our common stock under our certificate of incorporation would remain the same following the effective time of the reverse stock split.

The number of shares of our common stock issued and outstanding would be reduced following the effective time of the reverse stock split in accordance with the following formula: if our directors decide to implement a 1-for-10 reverse stock split, every ten pre-reverse split shares of our common stock owned by a stockholder will automatically be changed into and become one new, post-reverse split share of our common stock, with ten being equal to the exchange ratio of the reverse stock split, as determined by the directors in their discretion.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately before the effective time divided by the 1-for-10 exchange ratio, or such lesser exchange ratio as may be determined by our directors, subject to adjustment for fractional shares, as described below).

Fractional Shares Rounded Up

In lieu of any fractional shares to which a holder of our common stock would otherwise be entitled as a result of the reverse stock split (by virtue of holding a number of shares of common stock not evenly divisible by ten or by virtue of holding fewer than ten shares of common stock prior to the effective date of the reverse split), we will round up any fraction of a share to the next number of whole shares of common stock. The intention of the reverse stock split is not to reduce the number of our stockholders, and therefore we will not pay cash in lieu of fractional shares. We do not expect that rounding up fractional shares will result in any material increase in the number of our outstanding shares of common stock after the reverse stock split.

We currently have no intention of going private, and this proposed reverse stock split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the proposed reverse stock split does not increase the risk of us becoming a private company in the future.

Issuance of Additional Shares

The number of authorized but unissued shares of our common stock effectively will be increased significantly by the reverse stock split of our common stock.

If we elect to implement a 1-for-10 reverse stock split, based on the 29,703,900 shares of our common stock outstanding on the record date, and the 100,000,000 shares of our common stock that will be authorized upon the approval of our Amended and Restated Certificate of Incorporation, 70,296,100 shares of our common stock remain available for issuance prior to the reverse stock split taking effect. A 1-for-10 reverse stock split would have the effect of decreasing the number of our outstanding shares of our common stock from 29,703,900 to 2,970,390 shares.

Based on the 100,000,000 shares of our common stock that will be authorized upon the approval of our Amended and Restated Certificate of Incorporation, if we elect to implement a 1-for-10 reverse stock split, the reverse split, when implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 70,296,100 to 97,029,610 shares. By comparison, if we elect to implement a 1-for-6 reverse stock split, the reverse split, when implemented, would have the effect of increasing the number of authorized but unissued shares of our common stock from 70,296,100 to 95,049,350 shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or by-laws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by our board of directors. At this time, other than in the proposed initial public offering of our shares, our board does not have any plans to issue new shares of common stock resulting from the effective increase in our authorized but unissued shares because of the reverse stock split. We believe that neither our Certificate of Incorporation as amended, nor our other governing documents contain any other anti-takeover mechanisms and that there are no other plans or proposals to adopt other provisions or to enter into other arrangements that may have material anti-takeover consequences.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the reverse stock split.

The following description of the material federal income tax consequences of the reverse stock split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the reverse stock split will be that a stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. With respect to a reverse split, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in his old shares of our common stock.

If a stockholder receives fractional shares as a result of rounding up in excess of what he would otherwise have been entitled to receive, such excess will be treated as a distribution equal to the fair market value of such excess, limited however to our current and accumulated earnings and profits. The amount of the distribution in excess of the accumulated and current earnings and profits reduces the basis of the stockholder’s stock and, to the extent it exceeds the adjusted basis of the stock, to zero and thereafter as long or short-term capital gain.

Effective Date

If the proposed reverse stock split is approved and the board of directors elects to proceed with a reverse split, the split would become effective as of 5:00 p.m., New York time, on the date the reverse split is approved by our board of directors which in any event will not be later than 120 days after the date of this information statement. On such date, all shares of our common stock that were issued and outstanding immediately before the reverse split will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the 1-for-10 exchange ratio or such other exchange ratio as our board determines.

Risks Associated with the Reverse Stock Split

This information statement includes forward-looking statements including statements regarding our intent to solicit approval of a reverse stock split, the timing of the proposed reverse stock split and the potential benefits of a reverse split, including, but not limited to, increasing the per share price of our common stock. The words "believe," "expect," "will, "may" and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Some of the important risk factors affecting our business, that could cause our actual results, performance or financial condition to differ seriously from expectations, include changes in the business practices of credit originators in terms of outsourcing defaulted consumer debt settlement and collection to third-party service providers, changes in government regulations that affect our ability to collect sufficient amounts for our clients on defaulted consumer debt, changes in the credit or capital markets which affect our ability to borrow money or raise capital to service defaulted consumer debt or purchase portfolios of defaulted consumer debt, the degree and nature of our competition, our ability to make strategic acquisitions or purchase defaulted consumer debt portfolios at appropriate prices, and the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations. For a discussion of these and other risk factors, see our annual report on Form 10-KSB for the year ended December 31, 2005, and other filings made by us with the U.S. Securities and Exchange Commission.

If approved and implemented, the reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in "even lots" of even multiples of 100 shares.

STOCKHOLDER RESOLUTION NO. 2

Amendment to Certificate of Incorporation

Our board of directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our Certificate of Incorporation to increase the aggregate number of authorized shares of our common stock from 50,000,000 to 100,000,000. Our Certificate of Incorporation presently authorizes the issuance of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. No change is proposed in the number of authorized shares of preferred stock.

Text of Amendment

The amendment would result in the text of Article IV of our Certificate of Incorporation reading in its entirety as follows:

“Authorized Capital Stock. This Corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this Corporation is authorized to issue is 100,000,000 and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $.001. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

General Effect of the Proposed Amendment and Reasons for Approval

Our board of directors unanimously recommended that we approve the amendment for the following reasons:

Availability. Of our 50,000,000 authorized shares of common stock, 29,703,900 were issued and outstanding as of the record date. As of the record date, after taking into account shares of common stock reserved for issuance under compensation plans and outstanding warrants, approximately 20,296,100 of the 50,000,000 shares authorized in our Certificate of Incorporation remain available for issuance.

Future Issuances. There are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the amendment. However, our Board of Directors believes the amendment is advisable in order to maintain our financing and capital-raising flexibility in today’s competitive, fast-changing environment, and to have shares available for use in employee benefit plans and other corporate purposes.

Adoption of the amendment would enable our Board of Directors from time to time to issue additional shares of our common stock authorized by the amendment for such purposes and such consideration as our Board of Directors may approve without further approval of our stockholders, except as may be required by law or the rules of any national securities exchange on which our shares of common stock are at the time listed. As is true for shares presently authorized, common stock authorized by the amendment may, when issued, have a dilutive effect on the equity and voting power of existing holders of common stock.

There are no preemptive rights with respect to our common stock. The additional authorized shares of common stock would have the identical powers, preferences and rights as the shares now authorized. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the amendment. The amendment will become effective upon the filing, promptly after the expiration of the 20-day period commencing on the mailing of this Information, of the Certificate of Amendment required by the General Corporation Law of Delaware.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers, directors or any of their respective affiliates has any interest in either of the matters to be acted upon, as set forth in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of all shares of our common stock as of the record date, by:

•	each person who beneficially owns 5% or more of our outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The address of each of the persons listed below is c/o Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10694.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)
	Pre-Reverse Split	Post-Reverse Split (2)
James D. Burchetta (3)	6,850,000	685,000	23.06%
Charles S. Brofman (4)	10,000,000	1,000,000	33.67%
Alan M. Silberstein (5)	3,025,000	302,500	9.25%
Lawrence E. Dwyer, Jr. (6)	1,003,333	100,333	3.36%
William M. Mooney, Jr. (7)	1,209,900	120,990	3.94%
Richard G. Rosa (8)	1,000,000	100,000	3.31%
Katherine A. Dering	0	0	*
All directors and executive officers as a group (7 individuals)	23,088,233	2,308,823	67.07%
Earle Zimmerman (5% stockholder) (9)	3,535,000	353,500	11.15%

* Denotes less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after May 25, 2006, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based upon 29,703,900 pre-reverse split shares of common stock outstanding as of May 25, 2006, and 2,970,390 post-reverse split shares of common stock, assuming that the exchange ratio for the reverse split is 1-for-10.

(3)
Excludes 3,000,000 pre-reverse split shares held by the James D. Burchetta, Sr. Family Trust and 150,000 pre-reverse split shares held by the James D. Burchetta Education and Health Trust, for both of which Mr. Burchetta’s son, James D. Burchetta, is the trustee, but includes 350,000 pre-reverse split shares held by Park Avenue Associates, Inc., a corporation controlled by Mr. Burchetta.

(4)	Includes 8,000,000 pre-reverse split shares held by Arisean Capital Ltd., a corporation that includes Mr. Brofman’s minor children.

(5)	Includes options to purchase 3,000,000 pre-reverse split shares of common stock, exercisable at $0.50 per share.

(6)	Includes options to purchase 183,333 pre-reverse split shares of common stock, exercisable at $1.00 per share.

(7)	Includes options to purchase 435,000 and 600,000 pre-reverse split shares of common stock, exercisable at $0.20 and $1.00 per share, respectively.

(8)	Includes options to purchase 500,000 pre-reverse split shares of common stock, exercisable at $1.00 per share.

(9)
Includes 500,000 pre-reverse split shares held by Zimmerman Inc., a corporation controlled by Mr. Zimmerman, and options to purchase 2,000,000 pre-reverse split shares of common stock, of which 1,000,000 are exercisable at $1.00 per share and 1,000,000 are exercisable at $0.425 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. All such persons have filed all reports.

COPIES OF PUBLIC FILINGS

We will furnish a copy of our annual report on Form 10-KSB for the year ended December 31, 2005 and any exhibit referred to in that filing without charge to each person to whom this information statement is delivered upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request. Any request should be directed to our corporate secretary at 707 Westchester Avenue, Suite L7, White Plains, New York 10604, telephone (914) 949-5500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about its public reference room. Most of our filings also are available to you free of charge at the SEC’s website at http://www.sec.gov or on our website at http://www.debtresolve.com.

By order of the board of directors,

James D. Burchetta
Co-Chairman, President and Chief Executive Officer